EXHIBIT 10(w)

THE SHERWIN-WILLIAMS COMPANY

2007 Executive Annual Performance Bonus Plan
(Amended and Restated as of April 19, 2017)

1.
Purpose. The purpose of The Sherwin-Williams Company 2007 Executive Annual Performance Bonus Plan (Amended and Restated Effective April 19, 2017) (formerly known as The Sherwin-Williams Company 2007 Executive Performance Bonus Plan) (the “Plan”) is to attract and retain executives and other key employees for The Sherwin-Williams Company, an Ohio corporation (the “Company”), and its Subsidiaries (as hereinafter defined) and to incent such persons for superior performance in producing results that increase shareholder value, as well as to encourage individual and team behavior that helps the Company achieve both short- and long-term corporate objectives. This Plan is intended to provide performance-based compensation to certain individuals as further described herein that is fully deductible by the Company under federal tax law and is to be interpreted and operated accordingly.

2.	Definitions.

(a)
“162(m) Participant” means an eligible individual who is, or who the Committee determines is, likely to become a “Covered Employee” within the meaning of Section 162(m) with respect to an Award of Performance-Based Compensation made under this Plan, in each case, as designated by the Committee.

(b)
“Award” means, with respect to each Participant, the award determined pursuant to Section 8 for a Plan Year. Each Award is determined by a Payout Formula(e) for the applicable Plan Year, subject to the Committee’s authority to adjust the Award otherwise payable.

(c)
“Base Salary” means, as to any Plan Year, the Participant’s actual salary paid during the Plan Year. Such Base Salary shall be determined before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)
“Committee” means the Compensation and Management Development Committee of the Board, or a sub-committee of that Committee, which shall, with respect to payments hereunder intended to qualify as Performance-Based Compensation, consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(g)
“Determination Date” means the date which is 90 days after the commencement of the Plan Year (or such earlier or later date as may be required or permitted under applicable regulations under Section 162(m)).

(h)	“Maximum Award” means, as to any Participant for any particular Plan Year for any Performance-Based Compensation, $7.5 Million and 00/100 Dollars ($7,500,000.00) paid under this Plan for that year.

(i)	“Participant” means an eligible executive or other key employee of the Company or a Subsidiary participating in this Plan for a particular Plan Year as determined pursuant to Section 4.

(j)
“Payout Formula(e)” means as to any Plan Year, the formula(e), or payout matrix or matrices established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula(e), matrix or matrices may differ from Participant to Participant.

(k)
“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m). Effective for tax years after 2017, the performance-based compensation exception under Section 162(m) was repealed; provided, however that notwithstanding such repeal, the performance-based compensation exception under Section 162(m) is subject to a transition rule for remuneration that is payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified thereafter. For the avoidance of doubt, it is the intent of the Company to preserve Performance-Based Compensation that is and/or may be payable under this Plan to the maximum extent permissible by law.

(l)
“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may be described in terms of Company-wide objectives and/or objectives that are related to the performance of an individual Participant or of a Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may differ from Participant to Participant and from Award to Award.

(m)	“Plan Year” means the Company’s fiscal year.

(n)
“Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulations, notice or otherwise.

(o)
“Shareholder Approved Performance Measurement(s)” means Performance Goal(s) determined by the Committee that are based upon measurements with respect to any of the following: appreciation in value of shares; shareholder return (including, without limitation, total shareholder return and absolute shareholder return); earnings per share; book value per share; operating income; net income; earnings (including, without limitation, pretax earnings, retained earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization); pro forma net income; return on equity; return on assets (including, without limitation, designated assets); return on net assets employed, return on capital; return on sales; sales; sales per employee; revenues; expenses; cash flow (including, without limitation, operating cash flow and free cash flow); cash flow return on investment; operating profit margin or net profit margin; cost of capital; total debt to capitalization; gallon growth; interest coverage; inventory management; profit after tax; reduction of fixed costs; working capital; return on equity; enterprise value; any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index; or any other objective goals established by the Committee. Where more specific metrics are listed within the categories herein, they are intended to be illustrative and are not to be construed as limitations on the more generic metrics.

Prior to the repeal of the exception relating to performance-based compensation under Section 162(m), Performance Goals for Performance-Based Compensation were based upon Shareholder Approved Performance Measurements in order to comply with the requirements of the qualified performance-based compensation exception under Section 162(m). For the avoidance of doubt, awards that are not intended to be Performance-Based Compensation, including awards to non-162(m) Participants and awards to 162(m) Participants established after January 1, 2018 that are not tax deductible, may be based on Performance Goals that are Shareholder Approved Performance Measurements.
To the extent consistent with Section 162(m), on or prior to the Determination Date, the Committee may determine that certain adjustments to Performance-Based Compensation shall apply, in whole or in part, in such manner as specified by the Committee, to exclude or include the effect of specified events that occur during a Plan Year, including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; severance, contract termination and other costs relating to certain business activities; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; foreign exchange gains and/or losses; changes in tax law, accounting principles, accounting estimates or other such laws or provisions affecting reported results; changes in regulations that directly impact the business; the effect of any statements issued by the Financial Accounting Standards Board or its committees; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period; and expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

Shareholder Approved Performance Measurement(s) applicable to an Award may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual Participant or of a Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed.  Shareholder Approved Performance Measurement(s) may also differ from Participant to Participant and from Award to Award.  Shareholder Approved Performance Measurement(s) relating to Performance-Based Compensation must be substantially uncertain at the time they are established by the Committee.

(p)	“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

(q)
“Target Award” means the target award payable under this Plan to a Participant for a Plan Year, expressed as a percentage of his or her Base Salary or a specific dollar amount, as may be determined by the Committee in accordance with Section 6.

3.	Administration.

(a)
The Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions. The Committee may adopt, amend and rescind such rules and regulations as it deems necessary, desirable or appropriate in administering this Plan, and the Committee may act at a meeting or in a written action without a meeting.

(b)	Subject to the requirements for qualifying compensation as Performance-Based Compensation:

(i)
the Committee may delegate specific tasks, responsibilities and authority to the Company’s Chief Executive Officer, the Company’s and/or its Subsidiaries’ employees or others as it deems appropriate in accordance with this Plan and applicable law and regulations; and, in connection therewith, all references to the Committee in this Plan shall be deemed references to the Company’s Chief Executive Officer or such employee(s) as it relates to those aspects of this Plan that have been so delegated; and

(ii)	except as the Committee may otherwise delegate to Company and Subsidiary employees, the Committee shall, based on recommendations by the Chief Executive Officer:

1.	select from the employees of the Company or a Subsidiary, those employees who shall be Participants;

2.	make Awards in the forms and amounts as the Committee shall determine;

3.	impose such limitations, restrictions and conditions upon such Awards as the Committee shall deem appropriate;

4.	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan;

5.	correct any defect or omission or reconcile any inconsistency in this Plan or in any Award granted hereunder; and

6.	make all other necessary determinations and take all other actions as the Committee deems necessary or advisable for the implementation and administration of this Plan.

(c)
Any rule or decision by the Committee (including its delegates) that is not inconsistent with the provisions of this Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.
Eligibility. The employees eligible to participate in this Plan for a given Plan Year shall be executives and other key employees of the Company or a Subsidiary as are designated by the Committee; provided, however that such

Committee designation shall take into consideration recommendations made by the Chief Executive Officer. No person shall be automatically entitled to participate in this Plan. Subject to Section 9, an employee who becomes eligible after the beginning of a Plan Year may participate in this Plan for that Plan Year.

5.	Performance Goal Determination.

(a)
Subject to Section 9, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the process for measuring performance and results. Such recommendation may include, but shall not be limited to: (i) the organizational level of performance measurement, e.g. corporate, business unit, division, product line, function, individual or another level, either singly or in combination; (ii) specific measures of performance for each organizational level; and (iii) specific Performance Goals for each organizational level.

(b)
If the Committee, after consulting with the Chief Executive Officer, determines that external changes or other unanticipated business conditions make it appropriate to modify or adjust Performance Goals, in its sole discretion, then adjustments may be made to the Performance Goals (either up or down).

The Committee (including its delegates), in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as conditions precedent to the payment of all or a portion of any Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified Performance Goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee (including its delegates), in its sole discretion, may retain the discretion to increase or reduce the amount of any Award to a Participant if it concludes that such increase or reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry or peer group; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee (and its delegates) deems relevant; provided, however, the Committee shall not use its discretionary authority to increase any Award of Performance-Based Compensation to the extent prohibited under Section 162(m).

Notwithstanding the foregoing, for Performance-Based Compensation, the Shareholder Approved Performance Measurement(s) shall be set forth in writing prior to the Determination Date and such Performance Measurement(s), as specified (including with related adjustments) prior to the Determination Date, shall not be subject to modification thereafter.

6.	Target Award Determination. Subject to Section 9, the Chief Executive Officer may recommend, subject to the approval of the Committee in its sole discretion, each Participant’s Target Award.

7.	Determination of Payout Formula(e). The Committee, in its sole discretion, shall establish a Payout Formula(e) for purposes of determining the Award (if any) payable to each Participant.

8.	Determination of Awards; Award Payment.

(a)
Determination and Certification. After the end of each Plan Year, and prior to March 15 of the immediately following calendar year, the Committee shall determine and certify in writing the extent to which any Shareholder Approved Performance Measurement(s) and Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded and the resulting amount of the Award (if any) payable to each Participant pursuant to the Payout Formula(e), including any application of the Committee’s discretionary authority described herein. For purposes of this provision, and for so long as the Code permits, the minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b)
Adjustment of Determination. Except as provided in Section 9, if Performance Goals are not achieved, the Chief Executive Officer may recommend, subject to approval of the Committee, payment of awards on a discretionary basis.

(c)
Right to Receive Payment. Participants must be actively employed by the Company or a Subsidiary on the last day of the Plan Year to receive an Award for that Plan Year; provided, however, that, subject to Section 9, a Participant who is not employed on the last day of the Plan Year as a result of the Participant’s death, disability, retirement, a reduction in force (in the case of disability, retirement and a reduction in force, as determined in the sole discretion of the Committee) directly affecting the Participant or the Participant’s transfer to a non-included Subsidiary during the Plan Year, shall nonetheless be eligible to receive the Award, which Award shall be determined solely with respect to amounts of Base Salary earned by the Participant during the period of the Plan Year in which he/she was a Participant. Each Award under this Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(d)	Form of Payments. Payments of Awards, to the extent earned under the terms of this Plan, shall be made by the Company to the Participants in the form of cash.

(e)
Timing of Payments. The Company shall pay any amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Plan Year, but in no event later than two and one-half months after the end of the applicable Plan Year.

(f)
Deferral of Awards. If applicable, a Participant may defer any or all of an amount otherwise payable in connection with an Award in accordance with the provisions of a deferred compensation plan maintained by the Company, if any, provided that: (i) the Participant makes such election by delivering to the Company written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A; (ii) such election is irrevocable; (iii) such deferred payment will be made in accordance with the provisions of such deferred compensation plan; and (iv) the terms of the deferred compensation plan and the election to defer under this Plan comply with Section 409A.

9.	Additional Restrictions with Respect to Performance-Based Compensation.

(a)
Notwithstanding anything contained herein to the contrary, the provisions of this Section 9 shall only apply to 162(m) Participants and only to Shareholder Approved Performance Measurement(s) that are intended to qualify a 162(m) Participant’s Award as Performance-Based Compensation that was available under Section 162(m) prior to the repeal of the performance-based compensation exception for tax years after 2017. In the event of any inconsistencies between this Section 9 and any other provisions of this Plan, the provisions of this Section 9 shall control.

(b)
A 162(m) Participant who becomes eligible after the beginning of a Plan Year may participate in this Plan beginning with the succeeding Plan Year, unless such Participant becomes eligible and is approved by the Committee for participation during the first 90 days of the current Plan Year (or such longer or shorter period as may be permitted or required by the regulations promulgated under Section 162(m)).

(c)
The Committee shall determine the Shareholder Approved Performance Measurement(s) and the portion of the Payout Formula(e) that establishes the maximum amount that would be payable to each 162(m) Participant upon satisfaction of the Shareholder Approved Performance Measurement(s) for the Plan Year in writing no later than 90 days after the beginning of the Plan Year (or such longer or shorter period as may be permitted or required by the regulations promulgated under Section 162(m)).

(d)
Once established, Shareholder Approved Performance Measurement(s) that are intended to qualify the Award as Performance-Based Compensation shall not be changed during the Plan Year, except as approved by the Committee in accordance with Section 2(o). 162(m) Participants shall not receive any payout pursuant to this Section 9 if the Shareholder Approved Performance Measurement(s) intended to qualify the Award as Performance-Based Compensation established by the Committee under the Payout Formula(e) are not met.

(e)
The Committee may not increase the amount payable under the Payout Formula(e) (or portion thereof) that is established to qualify the Award as Performance-Based Compensation, but retains the discretionary authority to reduce such amount or Award through the application of an additional Payout Formula(e) or otherwise. The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate, business unit and individual objectives, and other factors.

(f)	Notwithstanding anything to the contrary in this Section 9, in no event shall a Participant’s Award for any Plan Year exceed the Maximum Award.

10.
Amendment and Termination. The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time; provided, however, that no amendment, modification, suspension or termination shall be made which would materially impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event with respect to 162(m) Participants, may such amendment or modification cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. If necessary under applicable law, Plan amendments shall be subject to shareholder approval. At no time before the actual payment of Awards to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

11.	Withholding. Payments pursuant to this Plan shall be subject to all applicable federal, state, local and other tax and withholding requirements.

12.
At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company or a Subsidiary and its employees. The employment relationship between the Company or a Subsidiary and its employees is terminable at-will. This means that an employee or the Company or a Subsidiary may terminate the employment relationship at any time and for any reason or no reason.

13.
Successors. All obligations of the Company under this Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.	Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

15.	Governing Law. This Plan shall be governed by the laws of the State of Ohio, without giving effect to its conflict of law provisions.

16.
Section 409A. The benefits provided under this Plan are intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) and shall be administered and construed accordingly. Notwithstanding any provision of this Plan to the contrary, (a) if any benefit provided under this Plan is subject to the provisions of Section 409A (and not excepted therefrom), the provisions of this Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed), and (b) the Company shall be permitted at any time to make any amendment necessary or desirable to further the intent that this Plan be excepted from coverage under Section 409A or to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the Participant).

17.
Recapture Provisions. An Award (or any part thereof) may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Board in accordance with the Company’s Executive Adjustment and Recapture Policy, as may be amended from time to time, any successor policy or otherwise, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and recovery of amounts relating thereto. By accepting Awards under this Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amount paid under this Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under this Plan from a Participant’s accounts, or pending or future compensation or Awards.

18.
Effective Date. This Plan was last approved by the Company’s shareholders on April 19, 2017, and was further amended on February 13, 2018. Notwithstanding the foregoing, or anything else contained herein to the contrary, with respect to any compensation to be paid under the Plan with respect to a written binding contract that was in effect on

November 2, 2017, all terms and conditions of the payment of any such compensation shall be governed by the terms and conditions of this Plan and any underlying documents that combined to constitute the applicable written binding contract relating to such compensation that were in effect on November 2, 2017.